Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2022 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2022 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2022 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, and adjusted EBITDA margin. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, Camilo. Good afternoon to those joining us today to discuss the results of our first quarter 2022. We delivered a strong start to the year, once again achieving record quarterly revenue, which resulted in positive net income and solid adjusted EBITDA. Our performance this quarter demonstrated our ability to capitalize on our competitive advantages in the marketplace. As digital transactions expand exponentially, organizations require insight, speed and scalability in clearing transactions and capturing fraud. To that end, customers are increasingly leveraging and adopting our cloud-native technology platform and customer-centric solutions. These advantages will become even more apparent with the passage of time, as we continue our move upmarket and deeper into various verticals.

I am particularly proud of the team’s execution against our strategic plan of reinvesting our strong cash flows into the business, always with an eye towards bolstering our foundation and executing upon our product roadmap and go-to-market, while balancing the financial health of our business.

Turning now to the detail of the quarter, total revenue was $12.7 million, a 25% increase over prior year, and our highest quarterly revenue ever. Platform revenue increased 24% to a record $12.2 million. Services revenue was up $0.1 million, or 27%, to $0.5 million. We generated a record $9.6 million in adjusted gross profit, resulting in a margin of 75% for the first quarter, up 2-percentage points. Adjusted EBITDA for the quarter was $3.2 million, up 12% over prior year. We generated $2.4 million in cash from operating activities in the quarter. Cash and cash equivalents were $34.8 million at March 31, 2022.

I would like to point out that we achieved record quarterly revenue of $12.7 million despite the negative impact we experienced from one of our larger strategic integration customers being acquired in the fourth quarter of last year. Recall, that on our last earnings call, we provided some detail around this circumstance, where this customer was acquired by a large information services provider and as a cost-cutting initiative, the acquirer sought to utilize its own data feeds and reduce reliance on our solutions. As this customer contributed about $0.6 million per quarter to our revenue last year, we experienced a negative $0.5 million impact in the first quarter of this year. Notwithstanding, our record results this quarter illustrate the diversification of our customer base as well as the adoption of, and increased reliance on, our solutions.

Our IDI billable customer base grew by 44 customers sequentially from the fourth quarter, ending the first quarter at 6,592 customers. Dan will provide a bit more color around this metric. FOREWARN added 9,071 users during the first quarter, ending the quarter at 91,490 users. Over 200 REALTOR® Associations throughout the country are now contracted to use FOREWARN.

Given our strong financial performance and our confidence in our ability to continue to use our healthy cash flow to invest for growth, combined with the strength of our balance sheet, the Board has authorized a $5.0 million share repurchase program. This repurchase authorization affords the company optionality and strategically serves as another tool in our capital allocation framework.

I will now turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. 2022 is off to a great start. We achieved our highest quarterly revenue ever, produced strong adjusted EBITDA, healthy cash flow and positive EPS. Despite hiring challenges in the broader employment market, we executed extremely well against our hiring roadmap. As we discussed last quarter, we are leveraging our strong balance sheet and healthy cash flow to reinvest in the business in 2022 by expanding the capabilities, depth and efficiency of our team. We added 27 team members in the first quarter, including 18 members to our technology team, with the purpose of condensing the time it takes to deliver our product roadmap to market and expanding our go-to-market capabilities in a number of key strategic areas. The early results of this initiative are impactful. We are introducing new product features and enhancements to market quicker; we are developing new point solutions for the broader identity marketplace; our higher-tier opportunity pipeline is building quicker than it ever has; and we are converting those opportunities into wins. We are seeing the beginnings of this reflected in our new customer revenue and from growth revenue from existing customers. The business is firing on all cylinders and the team is excited for what we can accomplish in 2022. So with that, let’s review our first quarter results.

For clarity, all the comparisons I will discuss today will be against the first quarter of 2021, unless noted otherwise.

Total revenue was $12.7 million, a 25% increase over prior year, and our highest quarterly revenue ever. Platform revenue increased 24% to a record $12.2 million. Services revenue was up $0.1 million, or 27%, to $0.5 million. We produced a record $9.6 million in adjusted gross profit, resulting in a margin of

75% for the first quarter, up 2-percentage points. Adjusted EBITDA for the quarter was $3.2 million, up 12% over prior year. Adjusted EBITDA margin for the quarter was 25% compared to 28% in prior year.

Before we move on to the details of the P&L, there are a couple of items from our last earnings call that I would like to revisit. Recall we discussed that during the fourth quarter, one of our larger strategic integration customers in the real estate segment that was contributing $0.6 million a quarter to our revenue in 2021 was acquired by a multi-billion-dollar information services provider and, as often happens with acquisitions, the acquirer sought to exploit synergies with its new acquisition by integrating the acquirer’s existing data feeds into our customer’s solutions and moving us down the waterfall. Although this had nothing to do with the customer’s satisfaction, or lack thereof, with our products and solutions, it resulted in a negative $0.3 million impact to our revenue in the fourth quarter, with the expectation that we would see some additional impact above that in the first quarter. As Derek explained earlier, we ended up with a negative $0.5 million impact in the first quarter from this customer. Despite this headwind, we accomplished record revenue in the first quarter with strong growth which reiterates the health of the business and is a testament to our team’s laser focus on execution.

The other item I wanted to revisit from our last earnings call was our 2022 reinvestment initiative in the form of human capital, in which we advised we were looking to add more than 50 team members over the course of 2022, with a majority of the associated expense directly impacting our P&L from the resulting increased payroll expense and the one-time recruiter fees associated with such hires. As I discussed earlier, that initiative is going extremely well with the addition of 27 new team members in the first quarter. On our previous call, I highlighted that we believe we can make these investments with little impact to the overall profitability of the business in 2022. The expectation is we can maintain healthy adjusted EBITDA margins in a range of 20 to 25%. Obviously, the first quarter ended well relative to this expectation with our adjusted EBITDA margin at 25%. We understand that normally increased investment to drive growth is usually at odds with strong profitability. However, with strong adjusted

EBITDA and positive earnings, we believe our first quarter results reiterate the opportune timing of this investment and further demonstrate the operational leverage of our business model which allows us to invest for long-term revenue growth with little impact to profitability in 2022.

Moving on to the details of our P&L, as mentioned, revenue was $12.7 million for the first quarter, consisting of revenue from new customers of $1.0 million, base revenue from existing customers of $9.7 million and growth revenue from existing customers of $2.0 million. Our IDI billable customer base grew by 44 customers sequentially from the fourth quarter, ending the first quarter at 6,592 customers. FOREWARN added 9,071 users during the first quarter, ending the quarter at 91,490 users. Notably, over 200 REALTOR® Associations throughout the country are now contracted to use FOREWARN.

Providing some additional color on the IDI billable customer base, as we explained on our last call, in the fourth quarter 2021 we implemented and began testing an account management initiative to reengage some of our smaller transactional customers who had gone inactive over the prior six months. The goal of this initiative was to transition the account management of our smaller transactional customers to a more automated process with less direct sales team involvement. We did not repeat this initiative in the first quarter as we are analyzing the metrics around this cohort to better understand the potential benefits to move these types of customers to a more automated process. If you remove some of the noise from the customers in this cohort going inactive in the first quarter, our IDI billable customer base would have grown by approximately 120 customers sequentially from the fourth quarter.

Our contractual revenue was 77% for the quarter compared to 80% in prior year. Our revenue attrition percentage was 3% compared to 7%. Of note, we have updated our revenue attrition calculation to now include revenue generated from FOREWARN. Previously, we only included revenue generated from IDI. Using the old methodology, which excluded FOREWARN revenue, the revenue attrition percentage would still have been 3% for the quarter. Although we have trended better over the last two quarters, we still expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.4 million or 15% to $3.2 million. This $0.4 million increase was a result of an increase in data acquisition costs and third-party infrastructure fees. Adjusted gross profit increased 28% to a record $9.6 million, producing an adjusted gross margin of 75%, a 2-percentage point increase over first quarter 2021.

Sales and marketing expenses increased $0.2 million or 8% to $2.4 million. The increase was due primarily to an increase in salaries and benefits and sales commissions. The $2.4 million of sales and marketing expense for the quarter consisted primarily of $1.4 million in employee salaries and benefits and $0.6 million in sales commissions.

General and administrative expenses increased $0.8 million or 18% to $5.4 million. This increase was primarily the result of $1.0 million increase in employee salaries and benefits and $0.3 million increase in professional fees, which was offset by a decrease of $0.6 million in non-cash share-based compensation expense. The $5.4 million in general and administrative expenses for the quarter consisted primarily of $2.5 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $1.0 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.2 million or 22% to $1.5 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our income before income taxes was $0.3 million for the first quarter compared to a loss of $0.6 million in prior year.

Our income tax expense for the first quarter was $0.2 million based on our tax provision analysis that currently estimates certain future taxable income will not fully offset. As a result, our net income for the quarter was $0.1 million compared to a loss of $0.6 million in prior year.

We reported earnings of 1 cent per basic share and 1 cent per diluted share based on a weighted average share count of 13.5 million shares and 14.0 million shares, respectively.

Moving on to the balance sheet. Cash and cash equivalents were $34.8 million at March 31, 2022, compared to $34.3 million at December 31, 2021. Current assets were $40.4 million compared to $38.6 million and current liabilities were $4.0 million compared to $3.5 million.

We generated $2.4 million in cash from operating activities for the three months ended March 31, 2022, compared to generating $1.2 million in cash from operating activities for the same period in 2021.

We generated $1.3 million in free cash flow in the first quarter, compared to generating $1.6 million for the same period 2021. We calculate our free cash flow by using adjusted EBITDA and subtracting the cash we use for capital expenses such as property, equipment and capitalized intangible asset costs found on our statement of cash flows.

Cash used in investing activities was $1.9 million for the three months ended March 31, 2022, mainly the result of $1.8 million used for software developed for internal use. Cash used in investing activities for the same period in 2021 was $1.3 million.

Cash used in financing activities was de minimis for the three months ended March 31, 2022. There were no financing activities for the same period in 2021.

In closing, the year is off to a great start and we are excited for what we can accomplish in 2022 and beyond.

With that, our operator will now open the line for Q&A.

Operator

Thank you. To ask a question, please press * and the number 1 on your telephone keypad. To withdraw your question, press the # key. Please standby while we compile the Q&A roster. As a reminder, to ask a question, please press * and the number 1. I'm showing no questions at this time. I'd like to turn the call back over to Derek Dubner for any closing remarks.

Derek Dubner

Thank you again to those who joined us today. red violet delivered a strong first quarter in kicking off 2022. Our competitive advantages continue to be recognized in the marketplace as we are relentlessly focused on innovation and the customer experience. With the leading, cloud-native technology platform in our space, a massive, unified data repository, robust product roadmap, customer-centric view, and strong pipeline, we are well positioned for the rest of the year and beyond. Good afternoon.